EXHIBIT 14.1

ZION OIL & GAS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

FOR DIRECTORS, OFFICERS AND EMPLOYEES

I. General Statement of Policy

It is the policy of Zion Oil & Gas, Inc. that the conduct of every director, officer and employee while acting on behalf of the Company be based upon the highest ethical standards and compliance with the law. This Code of Business Conduct and Ethics affirms the policy of the Company and is a guideline to:

* Promote honest and ethical conduct that reflects positively on the Company;

* Maintain a corporate climate in which the integrity and dignity of each individual is valued;

* Assure compliance with laws, rules and regulations that govern the Company's business activities; and

* Assure the proper use of the Company's assets.

This Code does not specifically address every potential form of unacceptable conduct, and it is expected that directors, officers and employees will exercise good judgment in compliance with the principles set out in this Code. Each director, officer and employee has a duty to avoid any circumstance that would violate the letter or spirit of this Code.

The Code should be read in conjunction with the Company's other policies that govern officer and employee conduct.

II. Fair Dealing

Each director, officer and employee should endeavor to deal honestly and ethically with the Company's directors, officers, employees, auditors, advisors, customers, suppliers and competitors while engaged in business on behalf of the Company. Non-compliance with this Code or the law or other unethical or dishonest business practices while acting on behalf of the Company are forbidden and may result in disciplinary action, including termination.

III. Proper Use of Company Assets

Company assets should be used only for the legitimate business purposes of the Company. Directors, officers and employees are prohibited from using Company assets, confidential or proprietary information or position for personal gain.

IV. Compliance with Laws, Rules and Regulations

Any Transaction undertaken in the name of the Company that would violate the laws, rules or regulations of any country or its political subdivisions in which this Company conducts business is prohibited. Particular attention is directed to the laws, rules and regulations relating to discrimination, securities, antitrust, civil rights, transactions with foreign officials, intellectual property and confidential and proprietary information, export control and anti-boycott, record retention, health and safety and the environment. If any uncertainty arises as to whether a course of action is within the letter and spirit of the law, advice should be obtained from the Company's General Counsel or his designee.

Observing the law is a minimum requirement. The Company's Code envisions a level of ethical business conduct well above the minimum required by law.

A. Proper Use of Company Assets

The Company is committed to providing a workplace free of discrimination and harassment based on race, color, religion, age, gender, national origin, disability, veteran status, or any other basis prohibited by applicable law. Similarly, offensive or hostile working conditions created by such harassment or discrimination will not be tolerated. Each director, officer and employee has a duty while acting on behalf of the Company to refrain from engaging in conduct that constitutes discrimination or harassment.

An officer or employee should promptly report any discrimination or harassment or any complaint of discrimination or harassment to the local Human Resources representative or to the Company's General Counsel or through the Business Conduct Hotline.

B. Insider Trading

Directors, officers or employees in possession of material information about the Company must abstain from trading in its securities until after the close of the second trading day following public disclosure of such information by means of a press release or other public filing. Such material "inside information" might include information about matters such as earning estimates and forecasts, stock and dividend activity, changes of control or management, pending and potential mergers, sales, acquisitions, oil and gas and mineral plans, activities or budgets, reserves numbers, significant contracts, claims, liabilities, major litigation, regulatory changes or other significant business information or developments. Providing such inside information to others who then trade on it is also strictly prohibited. Trading on inside information is also a violation of federal and other applicable securities law.

C. International Activities

Special provisions of United States law and certain laws of other countries where the Company conducts its business, including Israel, govern the Company's international activities with respect to gifts, payments or contributions. All transactions on behalf of the Company shall be carried out in full compliance with those laws, including the Foreign Corrupt Practices Act, and the laws of Israel and any other foreign country in which the Company or its agents conduct business.

Anti-Bribery Provisions. The Foreign Corrupt Practices Act makes it illegal for the Company, or for any director, officer, employee or agent of the Company, to pay or give (or to offer to pay or give) anything of value to a "foreign official" to influence any act or decision by a foreign government (or an instrumentality or agency thereof), in order to assist the Company to obtain or retain business. It is also illegal for the Company to make payments to an agent or intermediary retained by the Company if any officer or employee of the Company either knows or has reason to believe that the agent or intermediary will make illegal payments to a foreign official on the Company's behalf.

The term "foreign official" is broadly defined to include an official or employee of a foreign government (including an instrumentality or agency thereof or a state-owned enterprise, such as a national oil company), or of a political party (including party officials or candidates), or any person acting in an official capacity.

Accounting Provisions. The Foreign Corrupt Practices Act requires the Company to maintain accurate accounting books and records and makes it illegal for any person to falsify those books and records (or any supporting documentation such as invoices) to disguise payments prohibited by the anti-bribery provisions. Questions about the accounting provisions should be addressed in writing to the Company's Chief Financial and General Counsel.

Facilitating Payments. Under very limited circumstances, the Foreign Corrupt Practices Act does permit (a) "facilitating payments" to expedite the performance of routine governmental action ordinarily performed by a foreign official, such as processing routine papers, visas or work orders, or providing mail service, phone service, or power and water supply, (b) the payment or reimbursement of reasonable and bona fide expenditures, such as travel and lodging expenses, incurred by a foreign official directly related to either a demonstration of the Company's products or services or the execution or performance of a contract with a foreign government or (c) lawful contributions to foreign political parties or candidates. These types of payments are very limited in scope and must be promptly disclosed to the Company's General Counsel.

Compliance Procedures. As part of the Company's efforts to monitor compliance with this Code, employees who have contacts with Foreign Officials are required to prepare a report, describing in detail (a) any contacts with Foreign Officials (or with persons who purport or are reputed to be useful by virtue of their family, personal, or business relationship with an official), (b) the dates of meetings, (c) the matters discussed, (d) any recommendation or reference made by any Foreign Official about any person or company whose services or products might be of use to the Company, and (e) a statement of whether the Company has reason to believe that money or any other things of value has been or will be given, offered or promised by the Company or a representative of the Company to any Foreign Official or to any person or entity recommended or referred to the Company by a Foreign Official (other than meals or entertainment which do not exceed common courtesies in accepted business practice).

A Foreign Transaction Report form is available from the office of the General Counsel and may be utilized in complying with this reporting obligation. (This Report is not required for contacts with officials of Israel unless affirmative responses are required for items (d) or (e) in the preceding paragraph.)

If more than one employee is involved in contacts with Foreign Officials at a particular meeting, only one report shall be required. The immediate supervisor of the employee in question shall cause such reports to be promptly submitted to the General Counsel.

Any director, officer or employee of the Company who becomes aware either of an illegal payment or gift to a foreign official related to the Company's business activities or other violations of the Company's policy on International Activities or of the falsification of the Company's financial books and records (or of supporting documentation such as invoices), must immediately report such concerns to the Company's General Counsel or through the Business Conduct Hotline. Violations of this policy are grounds for immediate disciplinary action, including termination.

V. Political Contributions

Corporate funds, credit, property or services may not be used (directly or indirectly) to support any political party or candidate for public office, or to support or oppose any ballot measure, without the prior approval of the Company's Chief Executive Officer. Although directors, officers and employees are encouraged to support political parties and candidates with their personal efforts and money, the Company will not reimburse or subsidize them in any way for such political participation.

VI. Confidential Information

Directors, officers and employees may become aware of non-public information regarding business activities, financial performance, actual or potential customers, suppliers, or commercial transactions of the Company, employee compensation and benefits information, or of non-public technical information pertaining to the operations or potential operations of the Company, such information may also be in the form of documents, files, maps, reports, manuals, computer programs and electronic mail. Such confidential and proprietary information is the exclusive property of the Company and each director, officer and employee is bound to keep such information in strictest confidence, except when disclosure is authorized by an officer of the Company or legally mandated. Furthermore, such information is to the used solely for Company purposes and never for the private gain of a director, officer or employee (or any member of his or her immediate family), or any third party.

Special care is required regarding the public release of information concerning the Company's business, strategies, activities, and plans, the disclosure of which could influence investors trading in the Company's securities. All media contact and public statements and discussions of Company business should be approved in advance by the Company's President or his designee. Authorized spokespersons of local operating units shall have the authority under approved contingency plans to release information locally in response to disaster situations, such as fires, blowouts, terror attacks or similar occurances.

VII. Conflicts of Interest

A. General

Generally, a conflict exists when the personal interests or activities of a director, officer or employee (or immediate family members) may influence the exercise of his or her independent judgment in the performance of one or more duties to the Company. Even the appearance of a conflict of interest may be as damaging as an actual conflict and should be avoided. Directors, officers and employees should not enter into any transaction or engage in any practice (directly or indirectly) that would tend to influence him or her to act in any manner other than in the best interests of the Company. Directors, officers and employees (or members of their immediate family) also should not exercise discretionary authority or make or influence any recommendation or decision on behalf of the Company that would result in an undisclosed personal financial benefit to such director, officer or employee or to members of his or her immediate family.

It is not a conflict of interest for a director, officer or employee or members of their immediate family to obtain services from persons or entities who also provide services to the Company, including legal, accounting or brokerage services, loans from banks or insurance from insurance companies, at rates customary for similarly situated customers. Furthermore, no relationship involving an employee or non-executive officer that is disclosed to and affirmatively determined by the General Counsel of the Company to be immaterial and no relationship involving an executive officer or director that is disclosed to and affirmatively determined by the Board of Directors to be immaterial (and no action incidentally benefiting any such employee, officer or director as a result of such relationship) shall be deemed a conflict of interest within the meaning of this Code.

B. Gifts, Gratuities and Other Benefits

No officer or employee shall (directly or indirectly) offer or give any gift, "kickback" or other improper payment or consideration, including loans and guarantees, to any customer, supplier government official or employee, or any other person in consideration for assistance or influence concerning any transaction or potential transaction involving the Company.

No officer or employee, or member of his or her immediate family, shall (directly or indirectly) solicit, accept or retain any gift, entertainment, trip, discount, service, or other benefit, including loans and guarantees, from any organization or person doing business or competing with the Company, other than (i) modest gifts or entertainment as part of normal business courtesy and hospitality that would not influence, and would not reasonably appear to be capable of influencing, such officer or employee to act in any manner not in the best interest of the Company or (ii) acceptance of a nominal benefit that has been disclosed to an approved by the officer's or employee's supervisor.

Written approval by an officer of the Company shall be required for any gift, entertainment, trip, discount, service, or other benefit from an organization or person doing business with or competing with the Company which exceeds $250 in value (or such lesser value as may be determined through written notice by an Officer of the Company for a Department or Division under his or her supervision). A copy of such written approval shall be provided to the General Counsel and to the Director, Internal Audit. A Gifts and Gratuities Reporting Form is available from the office of the General Counsel and may be utilized in complying with this reporting obligation.

VIII. Corporate Opportunities

Directors, officers and employees are prohibited from taking for themselves personally (or for members of their immediate family) any opportunity that may be of interest to the Company that is discovered through the use of corporate property, information or position unless such opportunity is first offered to the Company and the Company affirmatively determines not to pursue it.

IX. Other Organizations

Except as otherwise agreed to in such person's terms of employment with the Company or with the prior approval of the Company's Chief Executive Officer or, for the Chief Executive Officer, with the prior approval of the Board of Directors or in accordance with Company policies and procedures authorized by the Board of Directors, each officer and employee is expected to devote his or her full time and efforts during normal working hours to the service of the Company. No officer or employee shall engage in any business or secondary employment that interferes with his or her obligations and responsibilities to the Company.

No officer or employee of the Company may serve on the board of directors of any corporation not owned or controlled by the Company, other than a nonprofit, charitable, religious, civic, professional, industry or educational organization, without the prior approval of the Company's Chief Executive Officer, or, for the Chief Executive Officer, without the prior approval of the Company's Board of Directors.

Unless disclosed to and approved by the General Counsel, no officer or employee or any member of their immediate families may directly or indirectly have a financial interest (whether as an investor, lender, employee or other service provider) in any company that is selling supplies, furnishing services or otherwise doing business or competing with the Company. This provision does not apply to an officer or employee or members of their immediate family owning the securities of a publicly traded entity as long as such ownership represents less than two percent (2%) of the outstanding securities.

X. Employment of Family Members and Employee Relationships

The Company does not prohibit spouses, parents, children and other persons related by blood or marriage from working for the Company simultaneously. However, all such employees must be hired by disinterested personnel strictly on the basis of merit and without regard to family relationships. Reporting relationships between family members are to be avoided to the maximum extent possible, to eliminate even the appearance of possible favoritism based on family ties. For these reasons, employees should disclose to the Company the names and current job titles of all family members who work directly or indirectly for the Company.

The Company continually strives to promote positive and productive working relationships between its employees and to fully comply with the letter and spirit of all laws prohibiting discrimination and sexual harassment. While the Company does not wish to unduly interfere with the private lives of its employees, some limitations on personal relationships in the workplace are necessary in order to prevent actual or perceived favoritism, problems with supervision, security and morale and possible sexual encounters or relationship or harassment. For these reasons, an employee may not engage in romantic or sexual encounters or relationships with any other employee with whom he or she is in supervisory or reporting relationship. This includes the immediate supervisor, any upper level supervisor (that is, anyone up the supervisory chain), any person to whom the employee directly or indirectly reports, anyone who evaluates the employee and any person whose input is regularly sought for the evaluation of an employee.

The Company recognized the importance of developing close working relationships among employees and this policy is not intended to prohibit friendships that naturally develop in a work setting or social interaction among employees.

If the two employees become subject to the restrictions of this policy after they are hired, one or both of the employees should consult with the director of Human Resources in the division in which they are employed and seek a transfer or reassignment that eliminates the reporting or supervisory relationship. The decision as to which of the individuals will remain within the department and/or with the Company should be made by the two employees within a reasonable period of time, but no more than four (4) months of the development of the restricted relationship. If no decision has been made during this time, the Company may take, with respect to one or both of the employees, whatever action it determines to be appropriate in the circumstances, which action may include, transfer, reassignment or termination.

XI. Accounting Practices

It is the Company's policy to keep books, records and accounts that completely and accurately reflect the Company's financial condition.

Every officer and employee is required to follow the Company's Accounting Policies, including the Business Expense Policy. All accounting records should accurately reflect and describe corporate transactions. The recordation of such data must not be falsified or altered in any way to conceal or distort assets, liabilities, revenues, expenses or the nature of the activity. Employees who have responsibilities in the areas of accounting and auditing matters are responsible for understanding and complying with all applicable laws, rules, regulations, ethical standards and internal procedures. The Company's Accounting Policies may be obtained from the Company's Chief Accounting Officer.

XII. Disclosure Practices

Full, fair, accurate and timely disclosure of important information about the Company is of paramount importance to the Company. All public disclosures made by the Company, including disclosures in reports and documents filed with or submitted to the Securities and Exchange Commission, shall be accurate and complete in all material respects. Each director, officer and employee is expected to carefully consider all inquiries from the Company related to the Company's public disclosure requirements and promptly supply complete and accurate responses. The disclosure process is designed to record, process and report in a timely manner all material information as required by applicable laws, rules and regulations and is overseen by the Company's President.

If any officer or employee has any questions or concerns about any of the Company's public disclosures, he or she should immediately contact the Chief Executive Officer, the President or the General Counsel. Alternatively, any officer or employee may contact a member of the Company's Audit Committee or Corporate Governance Committee with respect to any periodic reports filed with or submitted to the SEC (Forms 10-K, 10-Q, 8-K or their equivalent and Proxy Statement). The names of the members of the Company's Audit and Corporate Governance Committees are available on the Company's Internet site. Additionally, questions or concerns can always be reported through the Company's Business Conduct Hotline.

XIII. Compliance

Questions of interpretation or application of this Code with respect to a particular situation should be addressed to the Company's General Counsel or his designee. Such requests may be made in writing or orally and will be handled discretely.

Compliance with this Code is a condition of employment for each officer and employee. Conduct contrary to this Code is outside of the scope of employment. Employees are encouraged to talk to supervisors, or an officer of the Company when in doubt about the best course of action in a particular situation.

XIV. Reporting, Confidentiality and Non-Retaliation

Any suspected violation of applicable laws, rules or regulations or this Code, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, should be reported promptly to the Company's General Counsel, or his designee, without regard to the usual lines of reporting. Alternatively, any suspected violations of applicable laws, rules or regulations or this Code or unethical business practices may be reported through use of the Company's Business Conduct Hotline. The telephone number for the Hotline will be posted at each of the Company's offices or may be obtained by calling the office of the General Counsel. The Company will not attempt to identify the caller. Furthermore, there is no need to identify yourself and every reasonable effort will be made to ensure that all questions and information will be handled discretely. The Company will not disclose the identity of any employee reporting a violation of this Code without his or her permission, unless disclosure is unavoidable during an investigation.

No adverse action will be taken against any employee for making a complaint or disclosing information in good faith, and any officer or employee who retaliates in any way against an employee who in good faith reports any violation or suspected violation of the Code of Conduct will be subject to disciplinary action, including termination. However, if a reporting employee was involved in improper activity, he or she may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, the Company may consider the conduct of the employee in promptly reporting the information as a mitigating factor in any disciplinary decision.

XV. Discipline for Non-Compliance

Any violation of this Code of Conduct will be grounds for prompt disciplinary action to be administered to ensure the fair and consistent enforcement of the Code. Disciplinary actions for violations can include oral and written reprimands, suspension or termination of employment or a potential lawsuit against the violator. The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in the violator's criminal prosecution.

XVI. Amendment, Modification and Waiver

Any amendment or modification of this Code must be approved by the Company's Board of Directors. Any waiver of this Code for non-executive officers or employees may be granted by the Company's General Counsel. Any waiver of this Code for directors or executive officers may be granted only by the Board of Directors or a duly authorized board committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of The NASDAQ Stock Market.

XI. Certification by Directors, Employees, Contractors and Consultants

Each director, officer and employee of the Company will be required to certify annually on the form attached to this Code that he or she has received, read and understood this Code and that he or she has within the current year complied with this Code. The signed form will be placed in each person's personal file for permanent reference. Copies of signed certification forms of senior officers and directors of the Company will be submitted to the Audit Committee. Where the Company hires outside contractors or consultants to assist it, the contractor or consultant will be provided with copies of this Code and informed that they and their employees will be expected to comply with its provisions with respect to their work for the Company.

ACKNOWLEDGMENT AND CERTIFICATION

FOR

ZION CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read the Zion Code of Business Conduct and Ethics (the "Code"). I understand the standards and policies contained in the Code.

Since the beginning of the current fiscal year or such or such shorter period of time that I have been a director, officer, employee, contractor, or consultant of Zion I have complied with the Code. I further agree to comply with the Code as it may be modified or supplemented from time to time, for as long as I am subject thereto.

If I have any questions concerning the meaning or application of the Code or any Zion policies, I know I can contact my manager or the managers in the Legal or Accounting departments or the Offices of the Chief Executive Officer and President of the Company.

I understand that, if I know of any events or transactions that violate the Code, my responsibility is to communicate the information promptly to my manager, the managers of the Legal or Accounting departments, the Chief Executive Officer or President or the Company's confidential Business Conduct Hotline.

I understand that this acknowledgment and certification will be placed in my personnel file for permanent reference.

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